Exhibit 99.1

Owens-Illinois Closes on Sale of Blow-Molded Plastic Container Business

TOLEDO, Ohio, October 7, 2004 — Owens-Illinois, Inc. (NYSE: OI) today announced that it has completed the sale of its blow-molded plastic container operations in North America, South America and Europe, to Graham Packaging Company, a portfolio company of The Blackstone Group.

Cash proceeds of approximately $1.2 billion were used to repay term loans under the Company’s bank credit facility, which was amended to permit the sale.

“We are pleased by the timely execution and positive result of this sale as a part of our portfolio transformation,” said Steve McCracken, Owens-Illinois Chairman and CEO.  “We remain active in plastics with a specialty and growth-oriented presence in closures and health care, and can now focus significant energies on the global glass container enterprise where we enjoy technology, scale and quality advantages.”

The Plastic Container divestiture was first announced on July 28 when the parties entered into the definitive sale agreement.

About O-I

Owens-Illinois is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. O-I is also a leading manufacturer of health care packaging and specialty closure systems.

CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.

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